United Security Bancshares Announces Termination of Informal Supervisory Agreement

FRESNO, CA, April 13, 2017 - United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO), the holding company for United Security Bank (the "Bank"), announced effective April 12, 2017, the termination of the informal supervisory agreement dated November 19, 2014, the Company and the Bank entered into with the Federal Reserve Bank of San Francisco (the "FRB"). With the termination of the informal supervisory agreement and the previous termination of the informal agreement with the California Department of Business Oversight (the "DBO") on October 19, 2016, the Company and the Bank have now been relieved of all regulatory agreements.

Chief Executive Officer, Dennis Woods, commented, "This action by the FRB reflects the progress made by the Bank's management team and Board of Directors to improve asset quality, enhance corporate governance, improve core earnings, and strengthen the Bank's capital and liquidity positions, and eliminates the previously disclosed requirement to obtain prior FRB approval for the payment of dividends by the Bank and the Company. This regulatory recognition marks an important milestone in United Security Bancshares' recovery efforts.”

Continuing, Mr. Woods said: “I wish to acknowledge the dedication and perseverance of our employees whose efforts are responsible for this action by the FRB, and the patience and partnership of our shareholders who have supported us through this process."

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, Consumer Lending, and Financial Services departments. For more information, please visit www.unitedsecuritybank.com.

FORWARD-LOOKING STATEMENTS
Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about the Company's board or its structure. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.